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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            LITTLE SWITZERLAND, INC.
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                (Name of Registrant as Specified in its Charter)

                             ASPEN INVESTMENTS INC.
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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                    DESTINATION RETAIL HOLDINGS CORPORATION

                      INTERNATIONAL BAZAAR, P.O. BOX 40349
                               FREEPORT, BAHAMAS
                                                                January 29, 1998

         TIME IS VERY SHORT. THE ANNUAL MEETING IS JUST ONE WEEK AWAY.
                          VOTE YOUR GOLD PROXY TODAY.

DEAR LITTLE SWITZERLAND SHAREHOLDER:

     Since we last wrote to you on January 15, we have been engaged in extensive negotiations with Little Switzerland and its advisors in an attempt to reach an agreement on an $8.10 all-cash merger that would end the proxy contest and allow shareholders to receive $8.10 as quickly as possible.

-- Unfortunately, our negotiations have reached an impasse on several important issues, although we remain hopeful that we will come to terms before the February 5 annual meeting.

-- In order to maintain pressure on the Little Switzerland Board, we need you to vote your GOLD proxy in support of DRHC's two independent nominees.

-- THIS WILL SEND A CLEAR AND UNEQUIVOCAL MESSAGE TO LSI THAT YOU WANT A BOARD
   THAT WILL NEGOTIATE IN GOOD FAITH AND CONSUMMATE A TRANSACTION WITH DRHC OR ANOTHER BUYER FOR AT LEAST $8.10 PER SHARE AS SOON AS POSSIBLE.

     Compared with the current Board, our two nominees are not as emotionally involved with LSI and have no personal or financial agenda with respect to the Company. In light of the failed negotiations, the only solution we see is to elect our nominees, which will assure you of two directors fully committed to completing a transaction of at least $8.10 cash per share.

     OUR SOLE CONCERN IN THESE NEGOTIATIONS IS SIMPLY MAKING CERTAIN THAT THE MERGER AGREEMENT PROVIDES US WITH THE ASSURANCE THAT THE COMPANY WE END UP PURCHASING, FROM AN OPERATIONAL AND FINANCIAL PERSPECTIVE, IS THE SAME AS THE ONE WE HAVE BARGAINED FOR DURING THE LAST SIX MONTHS. For that to occur, we need to rely on the LSI Board and management to use its best efforts to maintain the Company in its current condition during the critical transition period following signing of the merger agreement through the closing of the merger. We regret that we have been unable to reach a reasonable agreement which is fair to all parties. As a result, we must move forward with our proxy contest.

     Please remember:

-- $8.10 PER SHARE IS OUR BEST, HIGHEST AND FINAL OFFER.

-- We believe our bid was the only all-cash, fully-financed offer submitted to the LSI Board during its worldwide auction.

-- If our nominees are not elected, it may result in your Board abandoning the sale of the Company to us or any other bidder.
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     Please take a moment to vote your GOLD proxy today. If you have questions or need assistance in voting your shares, please call MacKenzie Partners, Inc., which is assisting DRHC, toll-free at (800) 322-2885.
                                         Sincerely,

                                         STEPHEN G. E. CRANE

                                         STEPHEN G. E. CRANE

                                         President and Chief Executive Officer

                                   IMPORTANT

     1. If your shares of LSI Common Stock are registered in your own name, please sign, date and return the GOLD Proxy Card furnished to you by the DRHC Group.

     2. If your shares of LSI Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD Proxy Card with respect to your shares.

     3. Time is critically short. Only your latest dated Proxy Card will count. Please sign, date and mail the enclosed GOLD Proxy Card today in the envelope provided.

     4. Please do not sign any proxy cards LSI management may send you -- even if you vote AGAINST their nominees. Doing so may cancel your vote FOR the DRHC nominees.

     If you have any questions about giving your proxy or require assistance in voting your shares of LSI Common Stock, please call:

                           MACKENZIE PARTNERS INC.
                               156 Fifth Avenue
                              New York, NY 10010

                           (212) 929-5500 (Collect)
                                      or
                        CALL TOLL-FREE (800) 322-2885